matriX technology alliance, inc.

August 1, 2003

Mr. William E. "Bill" Prince, President

Naturol, Inc. / Integrated Environmental Technologies, Ltd.

201 E. Elizabeth Street

Elizabeth City, NC 27909

Dear Bill:

We are certain that Naturol Holdings Ltd., through its subsidiary - Integrated Environmental Technologies Ltd. - will continue to benefit from its contract service relationship with MatriX Technology Alliance, Inc. It is our intent to formalize an annual contract agreement for the remainder of this year with Naturol, Inc. and its emerging subsidiary, Integrated Environmental Technologies Ltd. so that we may both proceed with a firm understanding of service provision. Our proposal is to provide the following array of services for Integrated Environmental Technologies Ltd. on an annual contract basis:

PROPOSED SERVICES:

  Provision of two, or as many as three, fully equipped offices at 201 E. Elizabeth Street, Elizabeth City, NC 27909. Including letterhead, business cards, two+ restricted for company use phone lines, internet access and a fax line to accompany said offices.

  Up to forty (40) hours of secretarial, bookkeeping and other clerical support services per week.

  Telephone and visitor reception Monday through Friday, 8 am until 5 pm.

  Advisory board comprised of three (3) professional associates (consultants contracted by MatriX Technology Alliance, Inc.) selected by your organization to best provide supplemental advice, technical support, marketing plan development and implementation and research and development services.

  Up to five (5) hours of grant and proposal writing per week.

  Contract administration services, including financial oversight, for billing of grant and/or contract payments - to occur as required, at a minimum of once per month.

  Access to conference room with advance scheduling given priority.

Matrix Proposal to Naturol, Inc. / I.E.T.

August 1, 2003

Page 2 of 3.

PROPOSED SERVICES (Continued):

  Unlimited incoming fax.

  Unlimited black and white photocopies per month.

  Internet access and a company website.

  Access to workroom and break room, and all complimentary equipment such as coffee pots, refrigerator, office equipment...

  All utilities, except long distance phone to be included.

  Incoming mail receipt and special shipping options at no cost.

  Janitorial services for office space, restrooms, and common spaces.

Additional Services billed on a per item basis:

  Other special services, such as employment and management services, as requested and proposed under separate cover.

  Technical assistance, i.e.: engineering, land planning, in-depth business planning, financial arrangements and structuring, professional staff presentations, business/organization development will be arranged for to serve Integrated Environmental Technologies Ltd.'s needs, as they develop. Facilitation of such services does not imply payment for such services, as the expenses for specific services, other than those included in this agreement, will be contracted between service-contractor and Integrated Environmental Technologies Ltd.

TOTAL ANNUAL COST OF ALL PROPOSED SERVICES:

    September 1, 2003 through December 31, 2003                             $ 97,000 *

                (September's Monthly Payment will be $22,000 and

                each subsequent month during this fiscal year will be

                billed at $30,000/month)

    January 1, 2004 through December 31, 2004                                 $ 300,000 *

    * Billed monthly at the beginning of each month.

It is proposed that, upon mutual agreement, Matrix Technology Alliance, Inc. shall provide all services contained herein for three subsequent years, with a ten percent (10%) increase in the annual contract amount for each year; hence:

January 1, 2004 through December 31, 2004                                    $ 330,000

January 1, 2005 through December 31, 2005                                    $ 363,000

January 1, 2006 through December 31, 2006                                    $ 399,300

Matrix Proposal to Naturol, Inc. / I.E.T.

August 1, 2003

Page 3 of 3.

The associates of Matrix Technology Alliance, Inc. look forward to formalizing an agreement for services with you in the very near future.

Best Regards Always,

/S/Marion C. Sofield

Marion C. Sofield

Executive Director

CONTRACTUAL AGREEMENT:

Representative signature(s) below shall serve to make this letter a contractual agreement between Matrix Technology Alliance, Inc. and Naturol, Inc. / Integrated Environmental Technologies Ltd. Said contract may be terminated with a minimum of 120 days notice, effective upon receipt of written notification.

AGREED UPON BY AND BETWEEN:

/S/William E. Prince                                                                         8-27-03

William E. Prince, President and CEO                                           Date

Naturol, Inc.

(Integrated Environmental Technologies Ltd.)

/S/Marion C. Sofield                                                                         8-01-03

Marion C. Sofield, Executive Director                                             Date

Matrix Technology Alliance, Inc.